EXHIBIT 99.1

NEWS RELEASE

CONTACT:	Investor Relations
Irvine Sensors Corporation
714-444-8718
investorrelations@irvine-sensors.com

IRVINE SENSORS RECEIVES EXTENSION TO REGAIN NASDAQ LISTING COMPLIANCE

FOR IMMEDIATE RELEASE

COSTA MESA, CALIFORNIA — June 10, 2010 — Irvine Sensors Corporation (NASDAQ: IRSN) today announced that a Nasdaq Hearings Panel (the “Panel”) has granted the Company’s request for continued listing, subject to various conditions intended to ensure that Irvine Sensor’s common stock will regain compliance with Nasdaq’s $1.00 per share continued listing requirement. These conditions include the Company informing the Panel on or about June 30, 2010 that it has filed a proxy for its annual meeting and included a vote on a reverse stock split in a ratio sufficient to meet the $1.00 bid price requirement and the Company notifying the Panel on or about July 31, 2010 that its stockholders have approved such a reverse stock split. Whether or not such a split is actually implemented, Irvine Sensors must then evidence a closing bid price for its common stock of $1.00 per share or more for a minimum of ten consecutive trading days on or before September 13, 2010 to regain compliance with Nasdaq’s bid price requirement and avoid delisting. During the granted extension period, the Company must provide prompt notification of any significant developments, particularly any event, condition or circumstance that may impact its ability to maintain compliance with Nasdaq’s other continued listing requirements. The Panel reserved the right to reconsider the granted extension in such an instance.

Irvine Sensors Corporation (www.irvine-sensors.com), headquartered in Costa Mesa, California, is a vision systems company engaged in the development and sale of miniaturized infrared and electro-optical cameras, image processors and stacked chip assemblies and sale of higher level systems incorporating such products. Irvine Sensors also conducts research and development related to high density electronics, miniaturized sensors, optical interconnection technology, high speed network security, image processing and low-power analog and mixed-signal integrated circuits for diverse systems applications.

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